Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Exercises Right to

Mandatorily Convert Preferred Stock into Common Stock

DENVER – June 17, 2013 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it is exercising its right to convert all outstanding shares of its 6.25% convertible perpetual preferred stock (NYSE: WLLPrA) into shares of the Company’s common stock effective as of 5:00 p.m. Eastern Time on June 27, 2013. The preferred stock contains provisions that allow Whiting to mandatorily convert the preferred stock into common stock after June 15, 2013 if the common stock closes above $26.05 per share for at least 20 trading days in a period of 30 consecutive trading days, which was satisfied at the close of trading on the New York Stock Exchange on June 14, 2013.

Each share of preferred stock has a liquidation preference of $100.00 per share and converts into shares of common stock based on the current conversion price of $21.70815, which equates to approximately 4.6066 shares of common stock for each share of preferred stock. If fractional shares result from the mandatory conversion, Whiting will make a cash payment based on the closing sale price of Whiting’s common stock on June 25, 2013. As of June 14, 2013 there were 172,129 shares of preferred stock outstanding, which Whiting expects to convert into approximately 792,900 shares of common stock. All outstanding shares of the preferred stock are held through the Depository Trust Company, whose nominee, Cede & Co., is the sole record holder of the preferred stock. On June 27, 2013, dividends on the preferred stock to be converted will cease to accrue and all rights of holders of such preferred stock shall terminate except for the right to receive whole shares of common stock issuable upon conversion and a cash payment for fractional shares. No action by beneficial holders is required. Immediately following the effective date of the mandatory conversion, the preferred stock will cease trading and will be delisted from the New York Stock Exchange.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; impacts of the global recession and tight credit markets; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2012. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.